Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement is made as of July 15, 2005, between Gannett Co., Inc., a Delaware corporation (“Gannett”), and Craig A. Dubow (“Dubow”).

This Agreement is intended to supersede an employment agreement between the parties dated February 25, 2005, as a result of Dubow’s appointment as Gannett’s President and Chief Executive Officer, effective as of July 15, 2005. Dubow has contributed substantially to the growth and success of Gannett. Gannett desires to retain Dubow’s services as set forth in the Agreement and to provide the necessary consideration to assure such services.

Gannett and Dubow therefore agree as follows:

1. Employment. Gannett hereby employs Dubow as its President and Chief Executive Officer as of the date first set forth above, or thereafter in such other senior executive position as the Board of Directors and Dubow shall mutually agree upon. Dubow hereby accepts the employment specified herein, agrees to perform, in good faith, the duties, consistent with his position, prescribed by the Board of Directors, abide by the terms and conditions described in this Agreement and to devote his full working time and best efforts to Gannett. These obligations shall not restrict Dubow from engaging in customary activities as a director or trustee of other business or not-for-profit organizations so long as such activities, in the reasonable opinion of the Board of Directors of Gannett, do not materially interfere with the performance of Dubow’s responsibilities under this Agreement or create a real or apparent conflict of interests. Gannett agrees to nominate Dubow for election to the Board as a member of the management slate at each annual meeting of stockholders during his employment hereunder at which Dubow’s director class stands for election. Dubow agrees to serve on the Board if elected.

2. Term of Employment. The term of employment under this Agreement shall commence on the date first set forth above and shall expire on June 30, 2008, provided that this Agreement shall be deemed to have been extended by the parties after June 30, 2008, for an indefinite number of one year extensions until either party gives notice, not less than 90 days prior to June 30, 2008, or an anniversary thereof, of a decision not to extend for an additional year.

3. Compensation. During the term of Dubow’s employment, Gannett shall pay him a base salary at the rate of $1,000,000 per annum or such greater amount as the Executive Compensation Committee shall determine (“Base Salary”). Such Base Salary shall be payable in accordance with Gannett’s standard payroll practices for senior executives. Gannett may pay Dubow a bonus in such amount and at such time or times as the Executive Compensation Committee shall determine.

4. Reimbursement for Expenses. Dubow shall be expected to incur various reasonable business expenses customarily incurred by persons holding like positions, including but not limited to traveling, entertainment and similar expenses incurred for the benefit of Gannett. Gannett shall reimburse Dubow for such expenses from time to time, at Dubow’s request, and Dubow shall account to Gannett for such expenses.

5. Termination of Agreement by Gannett.

(a) Gannett shall have the right to terminate this Agreement under the following circumstances:

(i) Upon the death of Dubow.

(ii) Upon notice from Gannett to Dubow in the event of an illness or other disability which has incapacitated him or can reasonably be expected to incapacitate him from performing his duties for six months as determined in good faith by the Board.

(iii) For good cause upon notice from Gannett. For this purpose, “good cause” means (1) any misappropriation of funds or property of Gannett by Dubow; (2) unreasonable (and persistent) neglect or refusal by Dubow to perform his duties as provided in Section 1 hereof and which he does not remedy within thirty days after receipt of written notice from Gannett; (3) the material breach by Dubow of any provision of Sections 9 or 13 which he does not remedy within thirty days after receipt of written notice from Gannett; (4) conviction of Dubow of a felony; or (5) Dubow’s voluntary resignation as an employee of Gannett without the prior written consent of Gannett.

(b) If this Agreement is terminated pursuant to Section 5(a) above, Dubow’s rights and Gannett’s obligations hereunder shall forthwith terminate except as expressly provided in this Agreement.

(c) If this Agreement is terminated pursuant to Section 5(a)(i) hereof, (1) Dubow’s estate or beneficiaries shall be entitled to receive a cash payment equal to two times the sum of (a) his Base Salary as in effect on the date of his death and (b) the amount of his annual bonus earned with respect to the year ended prior to the year of his death, in addition to the proceeds from the life insurance policy referred to on Exhibit A hereto and any other benefits under the plans, programs, practices and policies relating to death as are applicable to Dubow on the date of his death, (2) all stock options granted to Dubow on or after July 15, 2005 shall vest in full on the date of Dubow’s death and shall be exercisable by his estate, or by a person who acquires the right to exercise the options by bequest or inheritance or by reason of his death, for the lesser of the remaining term thereof or four years, and (3) any stock-based awards that are subject to performance-based vesting shall be deemed to have been fully earned as of the date of his death and the value thereof shall be promptly paid to Dubow’s estate or beneficiaries. The payments described in clauses (c)(1) and (c)(3) are conditioned upon and subject to Dubow’s estate or beneficiaries executing a valid release agreement in such form as Gannett may reasonably require with respect to claims which Dubow or his estate or beneficiaries may have arising out of Dubow’s employment (the “Release”). Such payments shall be made to Dubow’s estate or beneficiaries, as the case may be, in a lump sum within 30 days after Dubow’s death and provided that the Release has become effective and non-revocable.

(d) If this Agreement is terminated pursuant to Section 5(a)(ii) hereof, (1) Dubow shall be entitled to receive a cash payment equal to two times the sum of (a) his Base Salary as in effect on the date his employment terminates (the “Termination Date”) and (b) the amount of his annual bonus earned with respect to the year ended prior to the year in which the Termination Date occurred, in addition to any other benefits under the plans, programs, practices and policies relating to disability as are applicable to Dubow as of the Termination Date; provided, however, that if Dubow’s condition at the time of his termination does not entitle him to disability income or to salary continuation payments from Gannett or from its insurer under the terms of the Gannett long-term disability plan, or any successor Gannett plan or policy in effect at the time of such disability, then subject to Section 20 of this Agreement, Gannett shall provide Dubow with the disability income or salary continuation payments that would have been provided if he had qualified for them under such plan as of the Termination Date; and, provided further, that if and when Dubow later becomes entitled to disability income or to salary continuation payments from Gannett or from its insurer under the terms of the Gannett long-term disability plan, or any successor Gannett plan or policy in effect at the time of such disability, the compensation payable to him hereunder shall be inclusive of any such disability income or salary continuation and shall not be in addition thereto; (2) all stock options granted to Dubow on or after July 15, 2005 shall vest in full on the Termination Date and shall be exercisable for the lesser of the remaining term thereof or four years; and (3) any stock-based awards that are subject to performance-based vesting shall be deemed to have been fully earned as of the Termination Date and the value thereof shall be promptly paid to Dubow. The payments described in clauses (d)(1) and (d)(3) are conditioned upon and subject to Dubow or his representatives executing the Release. Such payments shall be made in a lump sum within 30 days after the Termination Date and provided that the Release has become effective and non-revocable.

(e) Gannett may terminate Dubow’s employment during the term of this Agreement for reasons other than those set forth in Section 5(a), subject to the applicable provisions of this Agreement that are intended to survive termination of employment.

6. Termination of Agreement by Dubow. Dubow shall have the right to terminate his employment under this Agreement for “good reason” upon 30 days’ notice to Gannett given within 90 days following the occurrence of any of the following events, each of which shall constitute a “good reason” for such termination; provided, that the events described in clauses (b) and (d) below shall not constitute “good reason” if the event is remedied by Gannett within 30 days after receipt of notice given by Dubow to Gannett specifying the event:

(a) Dubow is not elected or retained as President and Chief Executive Officer (or such other senior executive position as Dubow may have agreed to serve in) or is not nominated for election to the Board as a member of the management slate at any annual meeting of stockholders during his employment hereunder at which Dubow’s director class stands for election.

(b) Gannett acts to materially reduce Dubow’s duties and responsibilities hereunder.

(c) Dubow is required to report to anyone other than Gannett’s Board of Directors.

(d) Gannett acts to change the principal geographic location of the performance of Dubow’s duties from the Washington, D.C. Metropolitan area.

7. Consequence of Termination or Expiration of Agreement. If this Agreement is terminated by Dubow for any reason other than pursuant to Section 6 hereof, or the Agreement expires by reason of Dubow failing to extend it, Dubow’s rights and Gannett’s obligations hereunder shall forthwith terminate except as expressly provided in this Agreement. If Dubow’s employment is terminated by Dubow pursuant to Section 6 hereof, or by Gannett for any reason other than the reasons specified in Section 5(a), or the Agreement expires by reason of Gannett failing to extend it, and conditioned upon and subject to Dubow executing the Release, the following shall apply:

(a) Dubow shall be paid all earned but unpaid compensation, accrued vacation and accrued but unreimbursed expenses required to be reimbursed under this Agreement; and

(b) Gannett shall pay to Dubow in a lump sum in cash within 30 days after the Termination Date and provided that the Release has become effective and non-revocable, a cash severance payment equal to two (2) times the sum of (i) his Base Salary as in effect on the Termination Date and (ii) the amount of his annual bonus earned with respect to the year ended prior to the year in which the Termination Date occurred. If Dubow is entitled to received a change in control payment under Section 10, the amount determined under this Section 7(b) shall be reduced (but not below zero) by the amount paid to Dubow under Section 10; and

(c) All outstanding stock options granted to Dubow prior to July 15, 2005 shall vest in full on the Termination Date and shall be exercisable for the lesser of the remaining term thereof or three years. In the event that Gannett grants any stock-based awards to Dubow that are subject to performance-based vesting, such awards granted to Dubow on or prior to the Termination Date shall be deemed to have been fully earned as of such date and the value thereof shall be promptly paid to Dubow; and

(d) Dubow shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in respect of any claims which Gannett may have against Dubow, nor shall the amount of any payment or benefit provided for in this Section 7 be reduced by any compensation earned as a result of Dubow’s employment with another employer.

8. Miscellaneous Additional Benefits.

(a) Pre-Retirement. Dubow shall be entitled to receive during his period of active full-time employment with Gannett the following benefits:

(i) Customary Executive Benefits. All benefits, facilities or privileges, in comparable amounts and under comparable terms and conditions, as are made available during such period to any other senior executive of Gannett other than sign-on bonuses and similar one-time benefits.

(ii) Stock Options. All Gannett stock options granted to Dubow on or after July 15, 2005, shall become fully vested within four years from the date of grant and, with respect to a termination of his employment for any reason other than for good cause as defined in Section 5(a)(iii), shall vest in full on the Termination Date and shall be exercisable for the lesser of the remaining term thereof or four years.

(b) Post-Retirement. After Dubow ceases full-time active employment (whether before or after reaching his normal retirement date) for any reason other than good cause as defined in Section 5(a)(iii), he shall receive all benefits afforded to other retired executive officers generally, as described in Exhibit A to this Agreement as such Exhibit A may be revised from time to time.

(c) Retirement Plan Credit. If Dubow’s employment with Gannett terminates before November 1, 2009 (the first day of the month following Dubow’s 55th birthday), Dubow shall receive additional service credit for purposes of calculating Dubow’s benefit under the Gannett Supplemental Retirement Plan, or a similar plan adopted to replace such plan (the “SERP”), equal to the difference between 52 months and the number of full months of service credited to Dubow between July 1, 2005, and the Termination Date. In the event that the preceding sentence results in Dubow being credited with service for a period of time after the Termination Date, benefits under the SERP shall be calculated as of the Termination Date by assuming that Dubow continued employment for the period of time for which he is granted additional service credit and assuming Dubow’s compensation for such period is equal to Dubow’s annual Base Salary and most recent annual bonus as of the Termination Date. Nothing herein shall be construed to change the date when Dubow’s SERP benefit will commence, which shall be governed by the terms of the SERP.

Notwithstanding the foregoing, in the event that Dubow’s employment is terminated pursuant to Section 5(a)(i) or 5(a)(iii) above or by Dubow for any reason other than those set forth in Section 6 above, then Dubow will not be credited with any additional service beyond the Termination Date.

9. Restrictive Covenant.

(a) Dubow agrees that (i) during the period of his employment hereunder and (ii) for a period of two (2) years after he ceases employment, he will not, without the written consent of Gannett, seek or obtain a position with a Competitor (as defined below) in which Dubow will use or is likely to use any confidential information or trade secrets of Gannett, or in which Dubow has duties for such Competitor within the United States that involve Competitive Services (as defined below) and that are the same or similar to those services actually performed by Dubow for Gannett.

(b) For the purposes of this Section 9, “Competitive Services” means the provision of goods or services that are competitive with any goods or services offered by Gannett as of the date of this Agreement, including, but not limited to newspapers, non-daily publications, television, radio, cable, Internet, and other news and information services, and “Competitor” means any individual or any entity or enterprise engaged, wholly or in part, in Competitive Services. The parties acknowledge that Gannett may from time to time during the term of this Agreement change or increase the line of goods or services it provides, and Dubow agrees to amend this Agreement from time to time to include such different or additional goods and services to the definition of “Competitive Services” for purposes of this Section 9.

(c) Dubow agrees that due to his position of trust and confidence the restrictions contained in this Section 9 are reasonable, and the benefits conferred on him in this Agreement, including his compensation, are adequate consideration, and since the nature of Gannett’s business is national in scope, the geographic restriction herein is reasonable.

(d) Dubow acknowledges that a breach of this Section 9 will cause irreparable injury and damage, which cannot be reasonably or adequately compensated by money damages. Accordingly, he acknowledges that the remedies of injunction and specific performance shall be available in the event of such a breach, and Gannett shall be entitled to money damages, costs and attorneys’ fees, and other legal or equitable remedies, including an injunction pending trial, without the posting of bond or other security. Any period of restriction set forth in this Section 9 shall be extended for a period of time equal to the duration of any breach or violation thereof.

(e) In the event of Dubow’s breach of this Section 9, in addition to the injunctive relief described above, Gannett’s remedy shall include (i) the right to require Dubow to account for and pay over to Gannett all compensation, profits, monies, accruals, increments or other benefits derived or received by Dubow as the result of any transactions constituting a breach of the restrictive covenants in this Section 9, and (ii) in the case of a breach during the term of Dubow’s employment hereunder, the termination of all compensation otherwise payable to Dubow under Sections 3 and 4 with respect to the period of time after such breach, or (iii) in the case of a breach during the period described in Section 9(a)(ii) above, the forfeiture to Gannett of any payment made under Section 7(b) herein.

(f) In the event that any provision of this Section 9 is held to be in any respect an unreasonable restriction, then the court so holding may modify the terms thereof, including the period of time during which it operates or the geographic area to which it applies, or effect any other change to the extent necessary to render this Section 9 enforceable, it being acknowledged by the parties that the representations and covenants set forth herein are of the essence of this Agreement.

10. Change in Control. Upon a change in control, as defined below, Dubow shall receive the greater of (i) any compensation and/or other benefits that become due under the Gannett Transitional Compensation Plan, or (ii) any compensation and/or other benefits that become due under this Agreement, but not both. For purposes of this Agreement, the term “change in control” has the same meaning given it under the Transitional Compensation Plan (or any successor plan).

11. Certain Additional Payments by Gannett.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by Gannett to or for the benefit of Dubow, whether paid or payable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 11 (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (“Code”) or similar section (provided that Section 409A of the Code shall not be treated as a similar section), or any interest or penalties are incurred by Dubow with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Dubow shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Dubow of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and any Excise Tax imposed upon the Gross-Up Payment, Dubow retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. It is the intention of the parties that Gannett provide Dubow with a full tax gross-up under the provisions of this Section 11(a) so that on a net after-tax basis, the result to Dubow shall be the same as if the Excise Tax had not been imposed on a Payment. See Section 13(b) of the Transitional Compensation Plan for the reduction (if any, but not below zero) of any compensation and benefits to which Dubow is entitled to receive under the terms of the Transitional Compensation Plan by any severance compensation and benefits received by Dubow under the terms of this Agreement.

(b) All determinations required to be made under this Section 11 (including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination) shall be made by the nationally recognized accounting firm serving as Gannett’s independent accounting firm (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations to both Gannett and Dubow within 10 business days of Gannett’s receipt of notice from Dubow that there has been a Payment or at such earlier time as is requested by Gannett. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control, Dubow may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Gannett. Any Gross-Up Payment, as determined pursuant to Section 11(a), shall be paid by Gannett to Dubow within 5 days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon Gannett and Dubow.

(c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by Gannett should have been made (the “Underpayment”) or that Gross-Up Payments will have been made that should not have been made (“Overpayments”), consistent with the calculations required to be made hereunder. In the event Dubow thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Gannett to or for the benefit of Dubow. If the Accounting Firm shall determine that an Overpayment has been made, Dubow shall promptly repay the amount of the Overpayment to Gannett.

12. Legal Expenses and Interest. If, with respect to any alleged failure by Gannett to comply with any of the terms of this Agreement, Dubow hires legal counsel with respect to this Agreement or institutes any negotiations or institutes or responds to legal action to assert or defend the validity of, enforce his rights under, or recover damages for breach of this Agreement and thereafter Gannett is found in a judgment no longer subject to review or appeal to have breached this Agreement in any material respect, then Gannett shall indemnify Dubow for his actual expenses for attorneys’ fees and disbursements, together with such additional payments, if any, as may be necessary so that the net after-tax payments to Dubow equal such fees and disbursements.

13. Trade Secrets and Confidential Information. Dubow agrees that unless duly authorized in writing by Gannett, he will neither during his employment by Gannett nor at any time thereafter divulge or use in connection with any business activity other than that of Gannett any trade secrets or confidential information first acquired by him during and by virtue of his employment with Gannett.

14. Funding. Gannett may in its discretion establish a trust to fund any of the payments which are or may become payable to Dubow under this Agreement.

15. Notice. Any and all notices referred to herein shall be sufficient if furnished in writing and sent by registered mail to the parties.

16. Transferability. The rights, benefits and obligations of Gannett under this Agreement shall be transferable, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against, its successors and assigns. Whenever the term “Gannett” is used in this Agreement, such term shall mean and include Gannett Co., Inc. and its successors and assigns. The rights and benefits of Dubow under this Agreement shall not be transferable other than rights to property or compensation that may pass on his death to his estate or beneficiaries through his will or the laws of descent and distribution and the terms of any Gannett compensation or benefit plan.

17. Severability. If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions of this Agreement which can be given effect without the invalid or unenforceable provision, and to this end the provisions of this Agreement are to be severable.

18. Amendment; Waiver. This Agreement contains the entire agreement of the parties with respect to the employment of Dubow by Gannett and upon execution of this Agreement supersedes the Employment Agreement dated as of February 25, 2005, between Gannett and Dubow. No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or conditions of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

19. Tax Withholding. Gannett may withhold from any payments due to Dubow hereunder, such amounts as its independent public accountants may determine are required to be withheld under applicable federal, state and local tax laws.

20. Section 409A. Notwithstanding anything to the contrary contained herein, in the event that Gannett determines that payments under this Agreement are subject to Section 409A of the Code (or Dubow makes such determination and informs Gannett of such determination by December 1, 2005): (i) payments under this Agreement shall not commence until six months after the Termination Date (or, if earlier, the date Dubow dies or becomes “disabled” as defined in Section 409A of the Code); (ii) if the extended stock option exercise period provided under Section 7(c) would result in the stock options being subject to Section 409A of the Code, the stock options exercise period shall be reduced to such shorter period as will result in the stock options not being subject to Section 409A of the Code; and (iii) Gannett may unilaterally amend the Agreement to make such other changes it reasonably determines are required to comply with Section 409A of the Code. In the event that pursuant to clause (ii) above,

Dubow’s stock options’ exercise period is reduced to a period that is shorter than what Dubow would otherwise be entitled to under Section 7(c) above, Gannett shall provide Dubow additional compensation with a value that it determines, in good faith, reflects the value of the reduction in the extended exercise period from that described in Section 7(c) above.

21. Reimbursement of Compensation in Restatement Situations. Gannett will, to the extent permitted or required by governing law, require reimbursement of any bonus paid to Dubow after the date hereof where (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of financial statements, (b) the Board of Directors determines that Dubow engaged in misconduct that caused or partially caused the need for the restatement, and (c) a lower payment would have been made to Dubow based upon the restated financial results. In each such instance, Gannett will seek to recover Dubow’s entire annual bonus for the relevant period, plus a reasonable rate of interest. Gannett and Dubow acknowledge that additional reimbursements may be required under these or similar circumstances pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as amended.

22. Governing Law. This Agreement shall be governed by and construed under and in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

GANNETT CO., INC.

By:	/s/ Douglas H. McCorkindale
Douglas H. McCorkindale
Chairman

/s/ Craig A. Dubow
Craig A. Dubow

Agreed on behalf of the

Executive Compensation Committee

/s/ James A. Johnson
James A. Johnson
Chair

Exhibit A

CEO Retirement Benefits *

Life Insurance: The CEO owns a whole life insurance policy in an amount equal to 2 times salary and last bonus plus $200,000, or $300,000 if a member of both the Gannett Management Committee and Board of Directors. Gannett pays the policy premium. Upon retirement, the policy’s face amount reduces 10%, and 10% each year thereafter, to a minimum benefit of $350,000.

Travel Accident Insurance: The CEO receives insurance equal to 3 times salary and last bonus on a 24-hour business or pleasure basis. (This is in addition to the regular employee travel accident insurance benefit of 3 times salary and last bonus.) Upon retirement, the benefit ceases. However, if a retired CEO is asked to represent Gannett at a function or event and receives prior approval from the then-current CEO, travel accident insurance coverage of $1,000,000 will be provided while on business travel status.

Executive Health Insurance: The CEO receives supplemental health coverage with a maximum annual benefit of $25,000 per executive family. (This is in addition to the regular employee health insurance coverage.) Upon retirement, the maximum annual benefit remains unchanged. Upon death, the maximum annual family benefit for eligible dependents becomes $12,500 per year for life.

Company Automobile: Upon retirement, the company automobile is offered to the CEO at the fair market value.

Legal and Financial Services: Upon retirement, this benefit ceases on April 15 of the year of retirement or the year following retirement, depending on the actual retirement date.

*	Gannett reserves the right, in its sole discretion, to amend or terminate these benefits from time-to-time.